ALICO ANNOUNCES RECEIPT OF SERVICE FOR A SHAREHOLDER DERIVATIVE ACTION FILED BY FORMER DIRECTOR BAXTER TROUTMAN

La Belle, FL., October 29, 2008 -- Alico, Inc. (NASDAQ: ALCO), a land management company, announced today that it has been served with a shareholder derivative action complaint filed by Baxter Troutman against J. D. Alexander and John R. Alexander which names Alico as a nominal defendant.  Mr. Troutman is the cousin and nephew of the two defendants respectively and is a shareholder in Atlanticblue, Inc., a [50.6%] shareholder of Alico.  From February 26, 2004 until January 18, 2008 he was a director of Alico.  Although his complaint does not provide much specificity, he appears to allege that J.D. Alexander and John R. Alexander committed breaches of fiduciary duty in connection with the proposed merger of Atlanticblue into Alico which was proposed in 2004 and withdrawn by Atlanticblue in 2005.  He also appears to allege, among other things, that the merger proposal was wrongly requested by  defendants J. D. Alexander and John R. Alexander and improperly included a proposed special dividend; and that  the Alexander’s sought to circumvent the Board’s nominating process to insure that they constituted a substantial part of Alico’s senior management team and these actions were contrary to the position of Alico’s independent directors at the time causing a waste of Alico’s funds and the resignations of the independent directors in 2005.  As a result the complaint is seeking damages to be paid to Alico by the Alexander’s in excess of $1,000,000.  The complaint concedes that Mr. Troutman has not previously made demand upon Alico to take action for the alleged wrongdoing as required by Florida law alleging that he believed such a demand would be futile.  A copy of the Complaint may be obtained from the Clerk of the Circuit Court in Polk County, Florida.

Dan Gunter, the President and Chief Executive Officer of Alico stated that he was surprised that Mr. Troutman filed this action without bringing his concerns to the attention of Alico’s independent directors more than three years after the events occurred and noted that Mr. Troutman was a member of the Board at the time of the events complained of and continued to serve as such until January of this year.  He noted that the events surrounding the proposed withdrawn merger and the resignations of the independent directors were disclosed by the Company when they occurred.  Be that as it may, Mr. Gunter indicated that the Company takes seriously its obligations to review and address Mr. Troutman’s allegations and will take it up with the independent directors shortly following well established principles of corporate governance.

About Alico, Inc.

Alico, Inc., a land management company operating in Central and Southwest Florida, owns approximately 135,500 acres of land located in Collier, Glades, Hendry, Lee and Polk counties. Alico is involved in various agricultural operations and real estate activities. Alico's mission is to grow its asset values through its agricultural and real estate activities to produce superior long-term returns for its shareholders.
For Further Information Contact:

Dan L. Gunter
La Belle, Florida
(863) 675-2966

Statements in this press release that are not statements of historical or current fact constitute "forward-looking statements"' within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements.  The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission.